UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2016

PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, on April 13, 2016 (the “Petition Date”), Peabody Energy Corporation, a Delaware corporation (the “Company”) and a majority of the Company’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Company, the “Debtors”), filed voluntary petitions under Chapter 11 of Title 11 of the U.S. Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases (collectively, the “Chapter 11 Cases”) are being jointly administered under the caption In re Peabody Energy Corporation, et al., Case No. 16-42529.

On May 18, 2016, the Bankruptcy Court approved the Debtors’ $800 million debtor-in-possession financing facility on a final basis (as may be further modified or amended, the “DIP Order”), as previously disclosed. Pursuant to the DIP Order, the Debtors obtained the consent of their prepetition senior lenders and postpetition lenders (collectively, the “Lenders”) to provide a carve out in the maximum amount of $200 million, which is carved out from the Lenders’ collateral consistent with the DIP Order (the “Bonding Carve Out”). The purpose of this carve out is to support a letter of credit (a “Bonding Facility Letter of Credit”) and/or a superpriority claim in the Chapter 11 Cases (a “Bonding Superpriority Claim”) for those states that make a demand for a surety bond, letter of credit, or other financial assurance pursuant to applicable state law as additional financial assurance supporting the Debtors’ self-bonded reclamation obligations. As previously disclosed, on July 26, 2016, the Debtors filed three motions with the Bankruptcy Court seeking approval of certain settlements entered into with the applicable regulatory agencies in Wyoming, New Mexico and Indiana (Docket Nos. 0964, 0965, and 0966, respectively). The Bankruptcy Court approved the Wyoming, New Mexico and Indiana stipulations on August 17, 2016 and entered orders regarding the same on August 18, 2016.

On August 22, 2016, the Debtors filed a motion (the “Illinois Self-Bonding Stipulation”) with the Bankruptcy Court seeking approval of a settlement (the “Illinois Settlement”) entered into with the Illinois Department of Natural Resources (“IDNR”) (Docket No. 1182). In short, during the pendency of these Chapter 11 Cases, the Illinois Settlement provides the state with a portion of the Bonding Carve Out in the form of a Bonding Facility Letter of Credit and a Bonding Superpriority Claim that together equal approximately 17.5% of the Debtors’ prepetition reclamation bond amount with the state of Illinois in addition to resolving various disputes between and among the Debtors and the state of Illinois regarding the Debtors’ compliance with the state’s applicable self-bonding regulations. The Bankruptcy Court approved the Illinois Self-Bonding Stipulation on September 15, 2016 and entered an order regarding the same on September 16, 2016.

As of the Petition Date, the Debtors had, in the aggregate, approximately $92.2 million of self-bonding obligations for reclamation in connection with their Illinois mining operations (the “Illinois Reclamation Bond Amount”). The Illinois Settlement resolves disputes between the debtors that are party to the Illinois Settlement (the “Illinois Mine Debtors”) and the IDNR over (a) the Illinois Mine Debtors’ ability to qualify for self-bonding under Illinois law during the pendency of the Chapter 11 Cases and (b) IDNR’s ability to require the Illinois Mine Debtors to post additional collateral or alternative bonds to satisfy the Illinois Mine Debtors’ reclamation obligations in Illinois. The Illinois Settlement, among other things: (i) grants the IDNR a Bonding Superpriority Claim in the amount of approximately $12.9 million in order to secure the Illinois Mine Debtors’ reclamation obligations in Illinois during the pendency of the Chapter 11 Cases; (ii) requires the Illinois Mine Debtors to cause to be issued a Bonding Facility Letter of Credit (or provide a third party commercial surety bond or deposit cash) in the amount of $3.2 million to secure their reclamation obligations in Illinois; (iii) prohibits IDNR from seeking additional collateral or taking other adverse action respecting the Illinois Mine Debtors’ mining permits on account of the Illinois Mine Debtors’ ability to comply with reclamation bonding obligations; (iv) requires the Illinois Mine Debtors to use their reasonable best efforts to reduce the Illinois Reclamation Bond Amount by $20 million; (v) requires all reclamation activities of the Illinois Mine Debtors to be monitored by an independent consultant retained at the Illinois Mine Debtors’ expense; and (vi) provides for quarterly reclamation activity status meetings between the IDNR and the Illinois Mine Debtors.

The foregoing description of the Illinois Settlement is qualified in its entirety by reference to the Illinois Self-Bonding Stipulation and related order, which are available at www.kccllc.net/Peabody.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

September 16, 2016	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch Title: Chief Legal Officer

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